Exhibit 99-2

Names and Addresses of Additional Reporting Persons:

Charles B. Johnson
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Rupert H. Johnson, Jr.
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA  94403-1906

By:
/S/ Maria Gray
Maria Gray
Vice President and Secretary of Franklin Resources, Inc.
Attorney-in-Fact for Charles B. Johnson
Attorney-in-Fact for Rupert H. Johnson, Jr.
Secretary of Franklin Advisers, Inc.


Franklin Custodian Funds on behalf of Franklin Income Fund
Franklin High Income Trust on behalf of Franklin High Income Fund

By:
/S/ Kimberly H. Novotny
Kimberly H. Novotny
Vice President and Assistant Secretary



Franklin Templeton Investment Funds on behalf of Franklin High Yield Fund

By:
/S/ Vijay Advani
Vijay Advani
Director
Co-President